Exhibit 10.499

FOURTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS FOURTH AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the “Second Amendment”) is made and entered into this 29th day or December, 2004 by and between Eastern Retail Holdings Limited Partnership, a Delaware limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”).

Recitals

A.                                    Purchaser and Seller entered into an Agreement of Purchase and Sale dated October 5, 2004, as amended by First Amendment to Agreement of Purchase and Sale dated November 4, 2004, the Second Amendment to Agreement of Purchase and Sale dated November 10, 2004 and the Third Amendment to Agreement of Purchase and Sale dated December 13, 2004 (collectively, the “Purchase Agreement”).

B.                                      Purchaser and Seller now desire to amend certain terms of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Amendments

1.                Defined Terms. Except as otherwise expressly indicated herein to the contrary, all capitalized words and phrases contained herein shall have the same meaning and definition as are contained in the Purchase Agreement.

2.                Purchase Price Adjustment. The first grammatical paragraph of Section 1.3 of the Purchase Agreement, entitled “Amount and Payment of Purchase Price”, is hereby restated in its entirety so as to read as follows:

“Subject to all of the terms and conditions hereof, the purchase price (“Purchase Price”) shall be Twenty One Million Five Hundred and Ninety-Five Thousand Dollars ($21,595,000.00). The Purchase Price shall be allocated Twelve Million Eight Hundred Thousand Dollars ($12,800,000.00) to Irmo and Eight Million Seven Hundred and Ninety-Five Thousand Dollars ($8,795,000.00) to Evans. The Purchase Price shall be paid as follows:”

3.               Closing.                           Section 5.1, entitled “Time and Place”, is amended and restated in its entirety so as to read as follows:

“Unless this Agreement is extended or sooner terminated, Buyer and Seller agree to make full settlement on or before December 31, 2004.”

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4.                Miscellaneous.

(a)          All section headings of this Fourth Amendment are for convenience of reference only, and form no part hereof.

(b)         In the event of any conflict between the terms and conditions of this Fourth Amendment and the terms and conditions of the Purchase Agreement, the terms and conditions of this Fourth Amendment shall control and prevail.

(c)          Except as expressly modified and amended by this Fourth Amendment, the Purchase Agreement shall remain unmodified and in full force and effect, and the Purchase Agreement, as so amended, shall bind and inure to the benefit of Seller and Buyer and their respective successors, legal representatives and assigns.

(d)         This Fourth Amendment may be executed in counterpart originals, and all executed counterparts shall, when taken together, constitute the entire Fourth Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first written above.

SELLER:

EASTERN RETAIL HOLDINGS LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	LMRES Real Estate Advisers, Inc., its
General Partner

	By:	/s/ Beth L. Vopper
	Name:	BETH L. VOPPER
	Its:	VICE PRESIDENT

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.,
an Illinois corporation,

By:
Name:
Its:

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THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the “Third Amendment”) is made and entered into this 13th day of December by and between Eastern Retail Holdings Limited Partnership, a Delaware limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”).

Recitals

A.                                   Purchaser and Seller entered into an Agreement of Purchase and Sale dated October 5, 2004, as heretofore amended, (the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

B.                                     Purchaser and Seller now desire to amend certain terms of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Amendments

1.                                       The date of Closing is extended to December 23, 2004.

2.                                       Except as set forth herein, all other terms and conditions set forth in the Purchase Agreement shall remain unchanged. In the event of an inconsistency between the terms of the Purchase and Agreement and the terms of this Third Amendment, this Third Amendment shall control.

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SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the “Second Amendment”) is made and entered into this 10th day of November, 2004 by and between Eastern Retail Holdings Limited Partnership, a Delaware limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”).

Recitals

A.                                   Purchaser and Seller entered into an Agreement of Purchase and Sale dated October 5, 2004, as amended by First Amendment to Agreement of Purchase And Sale dated November 4, 2004 (collectively, the “Purchase Agreement”).

B.                                     Purchaser and Seller now desire to amend certain terms of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Amendments

1.                    Defined Terms. Except as otherwise expressly indicated herein to the contrary, all capitalized words and phrases contained herein shall have the same meaning and definition as are contained in the Purchase Agreement.

2.                    Purchase Price Adjustment. The first grammatical paragraph of Section 1.3 of the Purchase Agreement, entitled “Amount and Payment of Purchase Price”, is hereby restated in its entirety so as to read as follows:

“Subject to all of the terms and conditions hereof, the purchase price (“Purchase Price”) shall be Twenty One Million Six Hundred and Thirty Thousand Dollars ($21,630,000.00). The Purchase Price shall be allocated Twelve Million Eight Hundred Thousand Dollars ($12,800,000.00) to Irmo and Eight Million Eight Hundred and Thirty Thousand Dollars ($8,830,000.00) to Evans. The Purchase Price shall be paid as follows:”

3.                     Adjustments to Purchase Price. Section 1.4 of the Purchase Agreement, entitled “Adjustments to Purchase Price”, and Exhibit B to the Purchase Agreement, entitled “Schedule of Unleased Stores”, are hereby deleted in their entirety from the Purchase Agreement.

4.                     Evaluation Period. With respect to Section 2.1 of the Purchase Agreement, Buyer hereby acknowledges that, except as hereafter provided, Buyer is either satisfied with or has waived the results of its testings, reviews, inspections and examination of documents and matters identified in Exhibit C of the Agreement, and, subject to the satisfaction of the following items, Buyer hereby gives Seller Notice to Proceed. Those items which remain unsatisfied and except for subsection 4(c) below, must be satisfied prior to Closing, are as follows:

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first written above.

SELLER:

EASTERN RETAIL HOLDINGS LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	LMRES Real Estate Advisers, Inc., its
General Partner

	By:	/s/ Beth L. Vopper
	Name:	BETH L. VOPPER
	Its:	VICE PRESIDENT

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.,
an Illinois corporation,

By:	/s/ G. Joseph Cosenza
Name:	G. Joseph Cosenza
Its:	President

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(a) Seller shall provide Buyer with copies of certificates of occupancy issued during years 2003 and 2004 to tenants of Evans and Irmo;

(b) Seller shall provide Buyer with a list containing the names of the contact persons for all tenants of Evans and Irmo, and the addresses and telephone numbers of the contact persons;

(c) Seller shall use commercially reasonable efforts to obtain current sales reports for the current year from the following tenants: Zita, Inc. (Quiznos), Thuan C. Hguyen and Hoa V. Nguyen (US Nails) and Sun Rayz Tanning and shall deliver them to Buyer;

(d) Ita Taekwondo Academy of Irmo, a tenant under a lease dated August 19, 2004, must be in occupancy and must have paid its first month’s rent;

(e) Seller shall obtain lease renewal from Dr. John L. Edwards, D.D.S., a tenant at Irmo under a lease dated April 1, 2000.

5.                     Closing. Section 5.1, entitled “Time and Place”, is amended and restated in its entirety so as to read as follows:

“Unless this Agreement is extended or sooner terminated, Buyer and Seller agree to make full settlement on or before thirty (30) days following the date of this Fifth Amendment.”

6.                     Title and Survey. Notwithstanding anything to the contrary contained in Section 2.2 of the Purchase Agreement, Buyer shall have until Closing to satisfy itself as to the title to the Property and the Survey.

7.                     Remedies. If the requirements for Closing as contained in this Second Amendment have not been satisfied within the time periods herein set forth, then the Buyer shall, as Buyer’s sole remedy, have the right to terminate this Agreement by written notice of termination to Seller, whereupon the Deposit shall immediately be refunded to Buyer, this Agreement shall become null and void and all parties hereto shall be released from all liability and responsibility hereunder.

8.                     Miscellaneous.

(a) All section headings of this Second Amendment are for convenience of reference only, and form no part hereof.

(b) In the event of any conflict between the terms and conditions of this Second Amendment and the terms and conditions of the Purchase Agreement, the terms and conditions of this Second Amendment shall control and prevail.

(c) Except as expressly modified and amended by this Second Amendment, the Purchase Agreement shall remain unmodified and in full force and effect, and the Purchase

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Agreement, as so amended, shall bind and inure to the benefit of Seller and Buyer and their respective successors, legal representatives and assigns.

(d) This Second Amendment may be executed in counterpart originals, and all executed counterparts shall, when taken together, constitute the entire Second Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

SELLER:

EASTERN RETAIL HOLDINGS LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	LMRES Real Estate Advisers, Inc., its General Partner

By:	/s/ Beth L. Vopper
Name:	Beth L. Vopper
Its:	Vice President

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.,
an Illinois corporation,

By:	/s/ G. Joseph Cosenza
Name:	G. Joseph Cosenza
Its:	President

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FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the “First Amendment”) is made and entered into this 4th day of November by and between Eastern Retail Holdings Limited Partnership, a Delaware limited partnership (“Seller”) and Inland Real Estate Acquisitions, Inc., an Illinois corporation (“Purchaser”).

Recitals

A.                                       Purchaser and Seller entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) dated October 5, 2004. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

B.                                         Purchaser and Seller now desire to amend certain terms of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Amendments

1.                                          Notwithstanding the provisions of Section 2.1 of the Purchase Agreement, the Evaluation Period shall be deemed to be extended to and end at 6:00 p.m. (CST), Chicago, Illinois time, on November 10, 2004.

2.                                          Except as set forth herein, all other terms and conditions set forth in the Purchase Agreement shall remain unchanged. In the event of an inconsistency between the terms of the Purchase and Agreement and the terms of this First Amendment shall control.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

SELLER:

EASTERN RETAIL HOLDINGS LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	LMRES Real Estate Advisers, Inc., its General Partner

	By:	/s/ Beth L. Vopper
	Name:	Beth L. Vopper
	Its:	Vice President

PURCHASER:

INLAND REAL ESTATE ACQUISITIONS, INC.,
an Illinois corporation,

By:	/s/ G. Joseph Cosenza
Name:	G. Joseph Cosenza
Its:	PRESIDENT

AGREEMENT OF PURCHASE AND SALE

BETWEEN

EASTERN RETAIL HOLDINGS LIMITED PARTNERSHIP

SELLER

AND

INLAND REAL ESTATE ACQUISITIONS, INC.

BUYER

TABLE OF CONTENTS

1.1.	Property

1.2.	Sale and Purchase

1.3.	Amount and Payment of Purchase Price

1.4.	Adjustments to Purchase Price

2.1.	Evaluation Period; Tests

2.2.	Title and Survey

2.3.	Inventory of Personal Property

2.4.	Rent Roll; Leases

2.5.	Contracts

2.7.	Condition of Title

2.8.	Tenant Estoppel Letters

3.1.	Representations and Warranties by Seller

3.2.	Representations by Buyer

4.1.	Conditions Precedent to the Obligations of Buyer

4.2.	Conditions Precedent to the Obligations of Seller

5.1.	Time and Place

5.2.	Payment of Purchase Price

5.3.	Transfer of Title to Real Property

5.4.	Closing Documents

5.5.	Definition of Closing

5.6.	Possession

6.1.	Closing Costs

6.2.	Closing Adjustments

6.3.	Security Deposits

6.4.	Survival of Closing

7.1.	Casualty

7.2.	Condemnation

8.1.	Appointment of Escrow Agent

8.2.	Duties of Escrow Agent

8.3.	Survival of Termination

9.1.	Brokerage

9.2.	Remedies Upon Default

9.3.	Indemnification

9.4.	Amendment

9.5.	Notices

9.6.	Assignment

9.7.	Parties Bound

9.8.	Time of Essence

9.9.	Waiver

9.10.	Construction

9.11.	Entire Agreement

9.12.	Pronouns

9.13.	Headings

9.14.	Applicable Law

9.15.	Covenant Against Recording

9.16.	Computation of Time

9.17.	Counterparts

9.18.	Waiver of Tender

9.19.	Condition of Property

9.20.	Withholding on Sales of Real Property

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), dated as of the    day of August, 2004, by and between EASTERN RETAIL HOLDINGS LIMITED PARTNERSHIP, a Delaware Limited Partnership (“Seller”) and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation, or its permitted Assignee, (“Buyer” or “Purchaser”);

WITNESSETH:

THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

SALE OF THE PROPERTY

1.1.                              Property.

As used herein, the term “Property” shall refer collectively to the “Real Property” and the “Personal Property” which are defined as follows:

1.1.1.                     “Real Property” means, collectively, all of the following:

(a)          the land and improvements thereon known as Irmo Station Shopping Center (“Irmo”) and located at the intersection of Lake Murray Boulevard and Saint Andrews Road, Lexington County, South Carolina. The land is more particularly described in Exhibit A-l attached hereto and made a part hereof; and

(b)         the land and improvements thereon known as Evans Towne Centre Shopping Center (“Evans”) located on Washington Road in Columbia County, Georgia. The land is more particularly described in Exhibit A-2 attached hereto and made a part hereof.

1.1.2                        The land is more particularly described in Exhibit A-l and A-2 attached hereto and made a part hereof. The Real Property includes all of Seller’s right, title, and interest in and to all leases, tenements, hereditaments, appurtenances, beneficial easements and rights of way in any way appertaining, belonging, or incident thereto, all of Seller’s rights in adjacent avenues, streets, and alleys, open or proposed, and all strips and gores as well as all of Seller’s rights in machinery, fixtures, and equipment (to the extent the same constitutes real property and is not part of the Personal Property) used or useful in the operation, maintenance, ownership, or use thereof, together with all modifications, substitutions, deletions, and additions thereto from and after the date hereof and through and including Closing (as defined in Section 5.5);

1.1.3                        “Personal Property” means all of the Seller’s right, title and interest in all personal property owned or leased by Seller and used in connection with the Real Property, including all of Seller’s right, title and interest in: machinery, equipment, and fixtures (to the extent the same constitute personal property, and are not part of the Real Property), any inventory as of Closing, all permits, certificates of use and occupancy, licenses or other authorizations or agreements, (to the extent the same may be transferred pursuant to applicable law), the trade names “Irmo Station

Shopping Center” and “Evans Towne Centre Shopping Center”; all telephone listings and advertisements relating to the use or operation of the Property; all plans, specifications, and “as built” surveys relating to the Real Property and all books and records relating to the Property that are maintained by or for Seller, together with all modifications, substitutions, deletions and additions to any of the foregoing from and after the date hereof and through and including Closing.

1.1.4              “Contracts” means collectively all written contracts and agreements pertaining to the Property, and not cancelable on thirty (30) days notice without penalty or premium, including, but not limited to: (i) all management leasing, construction, architectural, maintenance, operating and service contracts, (ii) all equipment leases and all rights and options of Seller thereunder relating to equipment or property located in or upon the Property or used in connection therewith, and (iii) guarantees and warranties in effect with respect to the Property or any portion thereof.

1.1.5              “Property” means the Real Property, the Personal Property, and the Contracts.

1.2.                              Sale and Purchase.

Subject to all of the terms and conditions hereof, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, (a) the Real Property in fee simple, and (b) the Personal Property.

1.3.                              Amount and Payment of Purchase Price.

Subject to all the terms and conditions hereof, and in particular Section 1.4 hereof, the purchase price (“Purchase Price”) shall be Twenty One Million Nine Hundred Eighty Thousand Dollars ($21,980,000.00). The Purchase Price shall be allocated Thirteen Million One Hundred Thousand Dollars ($13,100,000.) to Irmo and Eight Million Eight Hundred and Eighty Thousand Dollars ($8,880,000.) to Evans. The Purchase Price shall be paid as follows:

1.3.1.                          Concurrently with execution of this Agreement by Seller, Buyer shall deposit Four Hundred Thousand Dollars ($400,000.00) with the Escrow Agent pursuant to Article 8. hereof. The term “Deposit” shall mean all sums deposited with Escrow Agent hereunder. At Closing, the Deposit shall, at Purchaser’s option, be credited against the Purchase Price or returned to Purchaser. Except as otherwise provided in this Agreement, the Deposit shall be non-refundable after the expiration of the Evaluation Period.

1.3.2.                          The full Purchase Price shall be paid by Buyer at Closing by wire transfer of immediately available funds to the order of Seller at Closing.

1.4.                              Adjustments to Purchase Price.

Attached hereto as Exhibit B is a schedule identifying those stores, by Suite Number, which are not under lease at Evans and Irmo as of the Effective Date, and a stipulated value assigned to each unleased store. If, on the Closing Date, any one or more of such unleased stores have not been leased for a term of at least three (3) years and at base rents per square foot at least equal to the amounts set forth on Exhibit B for each store with (i) all tenant improvements required thereunder completed and paid for, (ii) all leasing commissions due in connection therewith paid in full, (iii) a certificate of occupancy having been issued for such space, and (iv) the tenant thereunder is, open for business and paying at least the amount of Base Rent stipulated in Exhibit B for the space in question, plus the tenant’s pro rate share of common area maintenance, taxes and insurance, then the Purchase Price shall be reduced by the stipulated value assigned to each such unleased store. For example, if Suite 7 in Evans is unleased as of the Closing Date, then that portion of the Purchase Price allocated to Evans shall be reduced by $51,888.00. then the Purchase Price shall be reduced by the stipulated value assigned to each such unleased store. For example, if Suite 7 in Evans is unleased as of the Closing Date, then that portion of the Purchase Price allocated to Evans shall be reduced by $51,888.00. –If, at Closing, there is a fully executed lease on one or more of the stores shown on Exhibit B, and such lease or leases meet all of the requirements of this Section 14 except that one or more of the requirements set forth in subsections. 14 (i), (ii), (iii) and (iv) have not been satisfied (such leases are herein called “Non-Conforming Leases”), then the amount by which the Purchase Price is so reduced shall be deposited in escrow with the Escrow Agent. If, within twelve (12) months following Closing, all of the requirements of subsections 14 (i), (ii), (iii) and (iv) have been satisfied for any Non-Conforming Lease, then the Purchaser shall so notify the Escrow Agent and the Seller in writing, whereupon the Escrow Agent shall immediately pay over to Seller the amount of the escrow deposit attributed to the Non-Conforming Lease or Leases in question. If, within twelve (12) months following Closing, all of the requirements of subsections 14 (i), (ii), (iii) and (iv) have not been satisfied for any Non-Conforming Lease, then the Purchaser shall so notify the Escrow Agent and the Seller, whereupon the Escrow Agent shall immediately pay over to Purchaser the amount of the escrow deposit attributed to the Non-Conforming Lease or Leases in question.

ARTICLE 2

EVALUATION PERIOD; ACTIONS PRIOR TO CLOSING

2.1.                              Evaluation Period; Tests.

Buyer shall have a period commencing with the date of this Agreement, which shall be the date upon which the last of Buyer and Seller have executed this Agreement (the “Effective Date”) and terminating at 6:00 p.m. Chicago, Illinois time on the thirtieth (30) day thereafter (the “Evaluation Period”) to make and conduct any and all investigations (including but not limited to investigations of the matters pertaining to the Property which are disclosed, by reference or otherwise, in this Agreement and its Exhibits), tests, engineering evaluations, economic feasibility evaluations, design evaluations, review of all financial and property-related information, review of County real estate taxes, building code and zoning records pertaining to the Property, and any other tests, studies, or evaluations which Buyer may, in its sole discretion, deem necessary or desirable in order to evaluate the Property, and to review the leases of portions of the Property (“Leases”) and the suitability of the Property for Buyer’s purposes. In the event that Buyer shall, in its sole discretion, determine that the Property (and the terms and conditions of the Leases) are suitable for Buyer’s purposes, then Buyer may, by giving written notice (“Notice to Proceed”) to Seller at any time prior to the expiration of the Evaluation Period, elect to proceed with this Agreement. All studies and tests made or conducted by or for Buyer pursuant to this Section 2.1 shall be at Buyer’s sole cost and expense and shall be subject to the provisions of Section 2.1.1. In the event that Closing does not occur under this Agreement for any reason other than Seller’s default, then, notwithstanding any other provision of this Agreement purporting to terminate all rights and obligations hereunder, all data and material, including plans, specifications, surveys, title commitments, engineering studies and drawings, surveys, sketches, test results, contracts, agreements and Leases relating to the Property delivered by Seller to Buyer shall, at Seller’s request, be returned by Buyer to Seller.

If, on or prior to the date of expiration of the Evaluation Period, Buyer shall either fail to give Seller Notice to Proceed, or shall fail to give Seller written notice of its election to terminate this Agreement, then Buyer shall be deemed to have terminated this Agreement pursuant to this Section 2.1 whereupon the Deposit shall be immediately refunded to Buyer, this Agreement shall become null and void and all parties hereto shall be released from all liability and responsibility hereunder.

It shall be clearly understood that the Buyer may give Notice to Proceed only with respect to both Irmo and Evans. If the Buyer gives Notice to Proceed with respect to one of the two shopping centers, then such Notice to Proceed shall be treated as a termination of this Agreement pursuant to this Section 2.1.

2.1.1.                     Tests; Entry. Buyer shall have the right (subject to the provisions of this Section 2.1.1 and any other applicable provisions of this Agreement) from and after the Effective Date and until the end of the Evaluation Period (and until Closing if this Agreement is not terminated during the Evaluation Period);

(a)          To perform or cause to be performed such engineering, structural, mechanical, water, sanitary sewer, utility, topographic, market, financial, environmental, infestation, and/or other studies, tests, or investigations as Buyer may, in its sole discretion, elect;

(b)         To enter, or cause its agents or representatives to enter, upon the Property for the purpose of making any of the aforesaid tests, investigations and/or studies. Any exercise by Buyer of its rights to perform tests upon the Property pursuant to Section 2.1, this Section 2.1.1 or any other provision of this Agreement or to review the files and records of Seller or the manager of the Property (the “Manager”) shall only be taken or made upon reasonable prior notice to Seller and to the Manager. All tests, inspections, reports and investigations made by or for Buyer pursuant to Section 2.1, this Section 2.1.1 or any other provision of this Agreement shall be at Buyer’s sole risk, cost and expense and all such tests, inspections, reports and investigations shall (to the extent conducted or made at the Property) be conducted or made with due regard to the business operations being conducted at the Property and the rights, privileges and convenience of Seller’s tenants, guests, invitees and licensees; and

(c)          In connection with any entry upon the Property prior to Closing, Buyer shall (i) permit a representative of Seller to accompany Buyer and (ii) indemnify, defend and save and hold harmless Seller from any and all damage to the Property or injury to persons caused by such entry and at Seller’s option, prior to Buyer’s entry upon the Property, Buyer shall provide Seller with a certificate evidencing liability insurance in the amount of not less than $1,000,000., naming Seller as an additional insured.

2.1.2.                     Access to Information. Within five (5) days of the Effective Date, Seller shall deliver the Buyer the items set forth on Exhibit C attached hereto, except for those items crossed out or noted on Exhibit C as, “not applicable”, “Seller not to provide” and those items not considered as applicable under item 2 of Expense Information on Exhibit C. Those items noted on Exhibit C as “available in management office”, or “if available, located in management office”, may be inspected by Buyer in the office of the Seller’s management company.

2.2.          Title and Survey.

Buyer shall, at Buyers’ expense, satisfy itself as to the title to the Property in accordance with the following provisions:

2.2.1.                     Within five (5) days after the Effective Date, Buyer shall request, and thereafter shall cause, Buyer shall cause Chicago Title Insurance Company (the “Title Insurer”) to issue the Title Commitment (as hereinafter defined), together with legible copies of any and all title exception documents referenced therein. The “Title Commitment” shall mean a commitment for an ALTA Owner’s Title Insurance Policy (Form B) for the Real Property issued by the Title Company in the full amount of the Purchase Price, covering title to the Real Property on or after the date hereof, showing Seller as owner of the Real Property in fee simple, and providing for full extended coverage over all general title exceptions contained in such policies and containing the following special endorsements (collectively, the “Special Title Endorsements”) Zoning Endorsement 3.1 (amended to include parking and loading dock coverage), owner’s comprehensive, access, survey (legal description equivalency), P.I.N., contiguity (if applicable, encroachment (if applicable), utility facility, subdivision, location, environmental lien and deletion of the arbitration provision and creditors’ rights provision.

2.2.2                        Within five (5) days after the Effective Date, Seller shall order, and Seller shall, at Buyer’s expense cause a duly licensed land surveyor to deliver a current ALTA/ACSM Title Survey of the Real Property prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established by the American Land Title Association and the American Congress on Surveying and Mapping in 1999, that meets the accuracy requirements of an Urban Survey, as defined therein, and includes items 1, 3, 4, 6,7 (a, b and c), 8-11 and 13-16 of Table A thereof (the “Survey”). The Survey shall be otherwise certified to Buyer and prepared in accordance with the certification and additional requirements set forth on Exhibit D. attached hereto.

2.2.3  (a) In the event (i) the Survey shows any easement, right-of-way, encroachment, conflict, protrusion or other matter affecting the Real Property that is unacceptable to Buyer, or (ii) any exceptions appear in the Title Commitment that are unacceptable to Buyer, Buyer shall notify Seller in writing of such facts (“Buyer’s Title Objections”) not later than 5:00 p.m. Central Time upon the date which is the later of the expiration of the Evaluation Period or five (5) business days after the date Buyer has received delivery of both the Survey and Title Commitment (the “Title Approval Period”). Upon the expiration of the Title Approval Period, except for Buyer’s Title Objections, Monetary Liens (as hereafter defined), and any other matters arising subsequent to the date of the Survey and Title Commitment, Buyer shall be deemed to have accepted the form and substance of the Survey, the Title Commitment and all matters shown or addressed therein (collectively, the “Approved Title Matters”).

(b)                                 Notwithstanding anything to the contrary contained herein, except for any Monetary Liens and any matters created after the date of the Title Commitment, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Buyer’s Title Objections; provided, however, Seller, at its sole option, may attempt to eliminate or modify all or a portion of Buyer’s Title Objections to Buyer’s reasonable satisfaction prior to the Closing Date. In the event Seller is unable or unwilling to attempt to eliminate or modify all of Buyer’s Title Objections to the reasonable satisfaction of Buyer, Seller shall provide written notice thereof to Buyer within ten (10) business days of its receipt of Buyer’s Title Objections (“Seller’s Notice”). Buyer may

thereafter elect to close notwithstanding Buyer’s Title Objections (in which case Seller shall have no liability to eliminate or modify, and Buyer shall take the Property subject to, the Buyer’s Title Objections) or Buyer may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Seller, in which event neither party shall have any obligation hereunder other than the Surviving Obligations and Buyer shall be entitled to return of the Deposit. Seller shall cause all mortgages, deeds of trust and monetary liens (including liens for delinquent taxes, mechanics’ liens and judgment liens) affecting the Property and all indebtedness secured thereby (the “Monetary Liens”) to be fully satisfied, released and discharged of record on or prior to the Closing Date.

(c)                                  The term “Permitted Exceptions” as used herein includes: (i) all of the Approved Title Matters, and (ii) any Buyer’s Title Objection other than Monetary Liens or those items Seller agreed to eliminate or modify pursuant to Section 2.2.3(b), that Buyer has elected to waive its objection with respect thereto pursuant to Section 2.2.3(b).

2.3.                              Inventory of Personal Property.

An inventory of tangible Personal Property (the “Inventory”) which Inventory shall be updated as of Closing, and which update shall reveal no material changes to the Inventory, is attached hereto as Exhibit E.

2.4.                              Rent Roll; Leases.

The rent roll for the Property (the “Rent Roll” is attached hereto as Exhibit F).

2.5.                              Contracts.

It is acknowledged and agreed that as of the date hereof Seller and/or the Manager have entered into, or are otherwise responsible for, certain employment, supply, service, operating, leasing, tenant improvement and other contracts relating to the Property. Copies of all such contracts and certificates confirming insurance coverage will be delivered to Buyer within five (5) business days after the Effective Date. A listing of all such contracts is set forth as Exhibit G. Buyer shall review such contracts during the Evaluation Period and, if Buyer gives Seller Notice to Proceed, Buyer will, prior to the expiration of the Evaluation Period, advise Seller which of such contracts must be terminated by Seller at or prior to Closing, as a condition of Closing. All such contracts which are not to be terminated at or prior to Closing, and all other contracts relating to the Property entered into after the date hereof with the prior written consent of Buyer (which consent Buyer agrees not to unreasonably withhold or delay, provided such contracts are terminable by Seller at any time for any reason on no more than 30 days prior written notice) are herein collectively referred to as the “Continuing Contracts.” In no event shall Buyer be obligated to enter into or consent to any amendment, replacement or termination of a Continuing Contract after the Evaluation Period except on such terms as may be approved in writing by Buyer in advance.

2.6                                 Conduct Pending Closing or Termination.

Prior to the earlier of Closing or the termination of this Agreement:

2.6.1                        Conduct Not Permitted. Seller shall not engage in or permit or suffer any of the following acts to occur:

(a)  Any sale, assignment, disposition, or encumbrance of any portion of the Real Property (except as otherwise expressly provided in this Agreement) or of all or any substantial portion of the Personal Property without Buyer’s prior written consent;

(b)  Any intentional action by Seller that would result in any of Seller’s warranties and representations set forth in Article 3 not being and remaining true and correct as of Closing;

(c)  After the expiration of the Evaluation Period, if the Buyer has given the Seller Notice to Proceed, Seller shall not execute any new lease for any portion of the Property or a material amendment, replacement, or termination of any of the Leases unless such execution, amendment, replacement, or termination occurs with Buyer’s prior written consent: provided, however, that Seller may enter into leases of the unleased space listed in Exhibit B hereto, so long as such leases meet the criteria of Section 1.4 hereof. Seller shall immediately notify Buyer of any such actions taken during the Evaluation Period, and Buyer shall have at least ten (10) business days to review any such action. Any such action taken without Buyer’s prior written consent shall, at Buyer’s option, give Buyer the right either to terminate this Agreement and receive a return of the Deposit or to proceed to Closing without any abatement of the Purchase Price; and

(d)  Seller shall not execute any new contracts relating to the operation and maintenance of the Property to the extent such contracts extend beyond Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Seller shall immediately notify Buyer of any such proposed actions.

2.6.2                        Seller’s Covenants. Seller agrees that:

(a)  Seller shall furnish to Buyer copies of any and all written notices that Seller receives from any governmental entity with respect to the Property;

(b)  until Closing, Seller shall maintain for Seller’s own benefit its existing insurance coverage on the Property (and Buyer shall have the right at its cost and expense to maintain such additional insurance with respect to the Property and its interest therein as Buyer may deem to be necessary or appropriate);

(c)  after the expiration of the Evaluation Period, Seller shall not settle any fire or casualty loss claims, or agree to any award or payment in a Condemnation (as defined in Section 7.2), without obtaining Buyer’s prior written consent in each case; provided, however, that Buyer’s prior written consent shall not be required, and Seller shall be free to make any settlement or agreement it deems necessary or appropriate from and after the date, if any, on which the parties exercise (or are deemed to have exercised) their option pursuant to Sections 7.1 or 7.2 to terminate this Agreement for or on account of any such casualty or Condemnation; and further provided that Seller may make a partial settlement to obtain insurance proceeds (and may use such proceeds) to perform interim repairs or renovations to the Property as required by any Lease, by any governmental authority or as required to prevent further damage or deterioration to the Property;

(d)  Seller shall continue to operate and maintain the Property in accordance with good business practices and shall maintain the Property in good condition including making all necessary repairs and replacements; and

(e)  At Closing there shall be no contracts pertaining to the Property other than the Continuing Contracts which will be assigned to Buyer.

2.7.                           Condition of Title.

At Closing, title to the Real Property shall be subject only to the Permitted Exceptions.

2.8.                           Tenant Estoppel Letters.

Seller agrees to use reasonable efforts to obtain tenant estoppel letters addressed to Buyer (the “Tenant Estoppel Letters”) in the form attached hereto as Exhibit H. from all of the tenants of the Property shown on the Rent Roll; to deliver to Buyer all such letters which Seller is able to obtain through the use of reasonable efforts signed by the tenants no later than five (5) days prior to Closing; and to use reasonable efforts to cause tenants to sign corrected letters in the event any such letter contains errors, omissions, or inaccuracies. In addition, Seller agrees to execute and deliver estoppel letters in form as attached hereto as Exhibit H-l, in place of and with respect to all tenants other than the tenants identified in Sections 4.1.10(a) and (b) hereof, who do not otherwise deliver a Tenant Estoppel Letter.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1.                              Representations and Warranties by Seller.

As of the date hereof, Seller hereby represents and warrants to Buyer as follows:

3.1.1.                         Seller is authorized to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the conveyance of the Property by Seller pursuant to this Agreement, do not otherwise require the consent of any person, agency, entity or, as applicable, partner or shareholder not a party to this Agreement.

3.1.2.                         Seller has granted no option (which remains outstanding) or otherwise made any commitment (which remains outstanding) to any person other than Buyer to sell, transfer, or dispose of the Property or any interest therein (other than a leasehold interest pursuant to the Leases).

3.1.3.                         This Agreement does not violate the terms of any other contract or instrument to which Seller is a party or by which Seller is bound.

3.1.4.                         Except for the Continuing Contracts or as otherwise disclosed to Buyer, Seller is not a party to any written or oral contract, and otherwise has no liability, actual or contingent, for (i) the employment of any person with respect to the Property, (ii) the payment of or provision for any bonus, profit-sharing plan, retirement benefit, vacation benefit, hospitalization insurance, or similar plan or practice, formal or informal, with respect to any current or past employees with respect to the Property, or (iii) any labor union with respect to the Property.

3.1.5.                         Seller is not a “foreign person” as the term is defined in §1445 of the Internal Revenue Code of 1986, as amended or replaced (the “Code”) and Seller agrees to execute an affidavit to that effect at Closing.

3.1.6.                     There are no actions or proceedings pending or to the best of Seller’s actual knowledge, threatened to place Seller in bankruptcy or appoint a receiver for Seller.

3.1.7.                     Property. With respect to the Property and the ownership, leasing, management and operation thereof, Seller represents and warrants that:

(a) There are no tenancies or occupancies affecting the Property or persons in possession of any part thereof, except under the Leases described in the Rent Roll.

(b) Seller is not a party to, and has no knowledge of, any of the following with respect to the Property: (i) leases or conditional sales agreements of any personalty, (ii) employment contracts, or union agreements, or retirement or pension plans, (iii) signage agreements, (iv) licenses granting rights to parties other than Seller, (v) merchants’ association or promotional service agreements, or (vi) any similar commitments or agreements whatsoever incidental to the management, operation or leasing of the Property, written or oral, except (A) the Contracts set forth in Exhibit G, (B) the Leases, (C) the Permitted Exceptions and (D) the existing management and leasing contracts and other contracts to be canceled by Seller at or before Closing, unless otherwise continued by Buyer at Buyer’s sole election.

(c) Copies of the Rent Roll and Leases and the Contingency Contracts set forth in Exhibits F and G which have been delivered to Buyer on or prior to the date hereof are true, accurate and complete copies of all documents comprising the Leases and the Contracts set forth in Exhibits F and G, with all supplements, amendments and exhibits thereto and there are no modifications or other agreements, written or oral, affecting the Leases or the Contracts set forth in Exhibits F and G.

(d) There is no prepaid rent (other than rent prepaid no more than one (1) month in advance pursuant to the terms of the relevant Leases) with respect to the Property, and no security deposits relating to the Leases or otherwise affecting any of the Property have been collected other than as reflected on Exhibit F hereto. Except as set forth on Exhibit I hereto, and otherwise to the best of Seller’s knowledge, there is no material default by any party under any of the Leases.

(e) There is no litigation, claim, audit, action or proceeding pending or to the best of Seller’s knowledge, threatened before or by any court, public board or body or governmental or administrative agency or instrumentality against Seller or against Seller by any tenant or by any other person or entity in any manner affecting the Property, except for claims by third parties for personal injuries at the Property which are being defended by Seller’s insurance company, and except as shown on Exhibit J hereof. As to such claims, Seller hereby agrees to protect, defend, indemnify and save Buyer and Buyer’s permitted assignee harmless from any and all claims, demands, liabilities and damages, arising therefrom.

(f) As of the Effective Date there is no delinquent property tax, levy or assessment against the Property.

(g) To the best of Seller’s knowledge, except as shown on Exhibit K hereto, there is no pending or threatened condemnation proceeding against the Property or any portion thereof, nor have Seller or its agents received any written notice of any public request, plans or proposals for changes in road grade, access or other municipal improvements that may affect the Property or result in a tax, levy or assessment against the Property.

(h) As of the Effective Date Seller has received no written notice of any alleged violation of any fire, zoning, applicable comprehensive plans, building, health or environmental laws, regulations or rulings, whether federal, state or local, or of any other alleged violations of law which affect the Property. (i) To the best of Seller’s knowledge as of the Effective Date, (i) there are no hazardous waste or hazardous substances stored or located upon or under any portion of the Property; (ii) the Property is not used to treat, store or dispose of waste materials, hazardous substances, asbestos or PCBs; (iii) there is no leaking or drainage of waste materials or hazardous substances into the ground water beneath or adjacent to the Property; and (iv) there are no buried or semi-buried or otherwise placed tanks, storage vessels, drums or containers of any kind manufactured, stored or located on the Property.

3.2.                              Representations by Buyer.

As of the date hereof, Buyer hereby represents and warrants to Seller as follows:

3.2.1.                      Buyer is fully competent and authorized to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer do not require the consent of any person, agency or entity not a party to this Agreement.

3.2.2.                      There are no actions or proceedings pending or threatened to liquidate, reorganize, arrange, place in bankruptcy, appoint a receiver for, or dissolve Buyer.

3.2.3.                      This Agreement does not violate the terms of any other contract or instrument to which Buyer is a party or by which Buyer is bound.

ARTICLE 4

CONDITIONS OF CLOSING

4.1.                              Conditions Precedent to the Obligations of Buyer.

In addition to any other conditions precedent stated in this Agreement, the obligations of Buyer to purchase and make payment for the Property pursuant to the provisions of this Agreement shall be subject to the following conditions:

4.1.1.                     The representations and warranties made by Seller hereunder shall be true and correct on and as of Closing.

4.1.2.                         There will not be pending or threatened as of Closing any litigation, proceeding or investigation, including but not limited to, any bankruptcy, arrangement, reorganization, insolvency or foreclosure proceedings (but excluding any Condemnation which shall be governed by Article 7 hereof): (i) materially and adversely affecting the Property; or (ii) against or involving Seller that would materially and adversely affect Seller’s title to the Property.

4.1.3.                         Between the date of this Agreement and Closing, Seller shall have complied with the obligations and covenants contained in Sections 2.7 and 2.9 hereof.

4.1.4.                         As of Closing, the status of title of the Property shall be as set forth in Section 2.8 hereof.

4.1.5.                         The holder of all mortgages encumbering the Property shall have executed and delivered letters to the Escrow Agent and the Buyer stating the amounts necessary to pay off and then satisfy such mortgages as of Closing; including prepayment premiums and other charges, all of which shall be Seller’s responsibility to pay.

4.1.6.                      Seller shall execute and deliver all documents and shall take all other actions required of Seller pursuant to Article 5.

4.1.7.                      Buyer shall not have discovered or become aware of any environmental liability associated with or arising out of the use, operation, or ownership of the Property.

4.1.8.                      Buyer shall have obtained a letter or letters from the appropriate local municipal authority or authorities in form and content reasonably acceptable to Buyer, stating in substance that the Property is zoned for its current use, that all required development and subdivision approvals have been obtained and that there are no known building code violations.

4.1.9.                      All contracts which are not Continuing Contracts shall have been terminated at or prior to Closing and written evidence thereof submitted to Buyer.

4.1.10.                Seller shall have delivered to Buyer prior to Closing, Tenant Estoppel Letters reasonably satisfactory to Buyer from (a) Kroger, Pizza Hut and Dollar Tree in the case of Irmo, (b) Publix, in the case of Evans, and (c) Seventy Percent (70%) in number of all other tenants, dated not more than thirty (30) days prior to Closing. In addition, Seller agrees to execute and deliver estoppel letters in form as attached hereto as Exhibit H-l, in place of and with respect to all tenants other than tenants identified in Sections 4.1.10(a) and (b) hereof, who do not otherwise deliver a Tenant Estoppel Letter.

4.2.                              Conditions Precedent to the Obligations of Seller.

In addition to any other conditions precedent stated in this Agreement, the obligations of Seller to sell the Property pursuant to the provisions of this Agreement shall be subject to the following conditions:

4.2.1.                       The representations and warranties made by Buyer in Section 3.2 shall be true and correct on and as of Closing.

4.2.2.                       There will not be pending any litigation, proceeding, or investigation, including but not limited to, any bankruptcy, arrangement, reorganization, or insolvency proceeding against or involving Buyer that would materially and adversely affect Buyer’s ability to consummate Closing.

4.2.3.                       Buyer shall pay the Purchase Price, shall execute and deliver all documents, and shall take all other actions required of Buyer pursuant to Article 5.

ARTICLE 5
CLOSING

5.1.                              Time and Place.

Unless this Agreement is extended or sooner terminated, Buyer and Seller agree to make full settlement on or before thirty (30) days following the date Buyer gives Notice to Proceed to Seller, but in no event shall Closing occur on September 8, 2004 through and including September 20, 2004 or December 8, 2004 through and including December 20, 2004, at the offices of the Escrow Agent or at such other time, place and date as may be agreed upon by Buyer and Seller in their respective sole discretion.

5.2.                              Payment of Purchase Price.

At Closing, Escrow Agent shall deliver the Deposit to Seller, and Buyer shall pay the balance of the Purchase Price as provided in Section 1.3.2.

5.3.                              Transfer of Title to Real Property.

At Closing, and upon payment of the Purchase Price and full performance by Buyer, Seller shall convey to Buyer, by limited warranty deed, in the case of Irmo, and limited warranty deed, in the case of Evans,, title to the Real Property in fee simple absolute, subject to the Permitted Exceptions, which shall include ad valorem real property taxes for the year of closing and subsequent years, provided that none of such taxes are due and payable and prorated as elsewhere provided herein.

5.4.                              Closing Documents.

The following documents shall be executed and/or delivered as of Closing with respect to each of Irmo and Evans:

5.4.1.                        Seller shall execute and deliver the limited warranty deeds conveying the Real Property to Buyer. If the Buyer obtains a new or updated survey of the Real Property and the legal description set forth in Purchaser’s survey differs from the legal description set forth in Exhibit A hereto, Seller shall also execute and deliver a quitclaim deed containing a legal description based upon Purchaser’s survey.

5.4.2.                        Seller shall execute and deliver a Bill of Sale transferring to Buyer all of Seller’s right, title and interest in the Personal Property, if any, free and clear of all charges, security interests, mortgages, liens, and encumbrances created or arising by or through Seller (other than Permitted Exceptions).

5.4.3.                        (a) Seller and Buyer shall each execute and deliver an Assignment and Assumption of Leases pursuant to which Seller shall assign, and Buyer shall from and after the date of Closing, assume, all of Seller’s right, title, interest, rights, duties, and obligations under all Leases;

(b) Seller and Buyer shall each execute and deliver an Assignment and Assumption of Contracts and Warranties pursuant to which Seller shall assign, and Buyer shall from and after the date of Closing, assume all of Seller’s rights, title interest, duties and obligations under the Contracts and all Continuing Contracts in force and effect as of Closing, and such other matters (limited to Seller’s rights therein and only to the extent assignable) as are to be assigned by Seller to Buyer hereunder (such other matters to include any warranties, permits, licenses, and other items necessary or useful in connection with the operation of the Property).

5.4.4.                           To the extent not previously delivered, at Closing Seller shall deliver to Buyer (i) the originals of all Leases then in force and effect (or to the extent that Seller does not have an original executed copy of any of the Leases in Seller’s possession, a photostatic copy of such Lease, together with a certification by Seller that such photostatic copy is a true and correct copy of such Lease) and the originals or true copies of all Continuing Contracts then in force and effect; (ii) the originals or true copies of all real estate tax records, utility bills, and other records relating to the use, ownership and operation of the Real Property during the period owned by Seller to the extent in Seller’s or an affiliate or agent of Seller’s possession as of Closing; (iii) all plans, specifications and “as builts” relating to the Real Property to the extent in Seller’s or an affiliate or agent of Seller’s possession as of Closing; (iv) the most recent certificates of use and occupancy to the extent in Seller’s or an affiliate or agent of Seller’s possession as of Closing; (v) to the extent not already provided herein, any warranties, guarantees, operating manuals or documents, maintenance, supply, and service contracts, engineering data, and other documents respecting the use, operation, or ownership of the Property which are in Seller’s or an affiliate or agent of Seller’s possession as of Closing; (vi) the Tenant Estoppel Letters required to be delivered pursuant to Section 2.9 above to the extent the same have been obtained by Seller; and (viii) all access, operating, or other keys to the Property in Seller’s possession as of Closing.

5.4.5.                        Seller shall deliver the Inventory of the Personal Property, if any, updated as of Closing.

5.4.6.                        Seller and Buyer shall approve a closing statement reflecting costs and adjustments set forth in Sections 6.1 and 6.2.

5.4.7.                        Seller shall execute and deliver to Buyer an affidavit confirming that Seller is not a “foreign person” under §1445 of the Code.

5.4.8.                        Seller shall deliver in a form reasonably acceptable to Buyer a notification to tenants of the sale and purchase of the Property, which notification shall instruct the tenants to pay all rent and charges directly to Buyer, from and after the Closing.

5.4.9.                        Seller shall deliver to Buyer the letter or letters required by Section 4.1.8. hereof.

5.4.10.                  Seller shall execute and deliver to Buyer the audit letter in the form of Exhibit L attached hereto.

5.5.                              Definition of Closing.

All of the actions described in Sections 5.3 through 5.4 shall be deemed to have been taken simultaneously, none of such actions shall be deemed to have been taken unconditionally until all of such actions have been fully performed, and all of such actions are collectively referred to herein as “Closing.”

5.6.                              Possession.

Seller shall deliver possession of and occupancy to the Property to Buyer as of Closing, subject to all Leases, all Permitted Exceptions, and any other matters permitted by this Agreement or created or otherwise consented to in writing by Buyer.

ARTICLE 6

CLOSING COSTS AND ADJUSTMENTS

6.1.                              Closing Costs.

Buyer shall pay the costs of recording the deed and other title transfer documents and cost of any financing obtained by Buyer, including the fee owner’s and any mortgagee’s title policy, premiums, title commitment fees, recording fees, commitment fees and mortgage loan fee. Each party shall bear the fees of its respective attorneys and advisors. Seller shall pay any brokerage commission due Seller’s agent, Trammell Crow Company, in connection with this sale and purchase transaction. Realty transfer taxes shall be paid by Seller. Buyer shall pay for the cost of the survey referenced in Section 2.3 hereof.

6.2.                              Closing Adjustments.

6.2.1.                     Except as hereinafter specifically provided to the contrary, all minimum rent, additional rent and other sums payable under the Leases; all current operating expenses, all real estate taxes, (on the basis of the actual fiscal years for which such taxes are assessed), other taxes and assessments (whether general or special); and all utilities, water and sewer charges

(excluding, however, any utilities, water and sewer charges paid or payable directly by the tenants under the Leases), shall be adjusted and prorated as of Closing. Any credit due to Buyer pursuant to this subsection 6.2.1 shall be applied against the Purchase Price; and any credit due to Seller pursuant to this Section 6.2.1 shall be paid by Buyer to Seller at Closing as an addition to the Purchase Price in the manner of payment set forth in Section 1.3.3.

6.2.2.                       Seller and Buyer acknowledge and agree that it may not be possible to effect a final reconciliation of all income and expense items that are to be adjusted until after Closing. The parties agree to cooperate in good faith in effecting such a final reconciliation and each party shall promptly pay (or reimburse the other party for) any expenses item that is chargeable to the other party and shall promptly remit any income item to the other party if entitled thereto. Seller covenants that it shall retain the financial ability to make such adjustments.

6.2.3.                       Seller shall use its best efforts to arrange for the rendition of final bills by the utility companies involved as of Closing (excluding, however, any bills for utilities consumed by an individual tenant if such tenant is obligated by its lease to pay separately for the utilities consumed by it), but in the event such final bills cannot be rendered or obtained by Closing, final adjustments shall be made within sixty (60) days after Closing.

6.2.4.                       Notwithstanding anything contained herein to the contrary, rent in arrears for months prior to Closing shall not be prorated. Buyer shall promptly pay to Seller any rental received by Buyer attributable to rents in arrears as of Closing (and Buyer shall apply any rental received to the most current rental due and owing when such payment was made). Buyer shall use reasonable efforts to collect back rent due Seller, but shall not be required to file suit or to evict delinquent tenants. Within ninety (90) days after Closing, Buyer shall deliver to Seller a written report setting forth the status of its collection of delinquent rents as of sixty (60) days after Closing. The terms of this Section 6.2.4 shall survive Closing.

6.2.5.                       The apportionment of percentage rental, if any, payable under any of the Leases (“Percentage Rent”) (and the amounts due Buyer and Seller respectively under each of the Leases with respect thereto) shall be made and paid on or before the thirtieth (30th) day following the date when the last amount due on account of such Percentage Rent shall have been paid by the tenant under its Lease with respect to the percentage rent lease year (as defined in each of the Leases) in which the Closing occurs. The amount to be apportioned shall be the total of the amounts collected by both Buyer and Seller as percentage rent for such percentage rent lease year. Seller’s portion thereof shall be an amount which bears the same ratio to the total percentage rent for the applicable percentage rent lease year as the number of days up to and including the date of Closing in such percentage rent lease year shall bear to the full number of days in such percentage rent lease year; and Buyer shall be entitled to the remaining portion. Buyer shall use its reasonable efforts to cause all Percentage Rent payments for the percentage rent lease years with respect to which percentage rent is to be apportioned between Buyer and Seller to be paid to Buyer by all tenants under the Leases; and Buyer shall divide and distribute the amounts so collected between Buyer and Seller in accordance with the provisions hereof. Each of Seller and Buyer shall deliver to the other (promptly after receipt) copies of all sales reports received by it from tenants under the Leases for the percentage rent lease years in which the date of Closing occurs.

Notwithstanding anything to the contrary contained in this Section 6.2.5., it is understood and agreed that if, at the time of Buyer’s receipt of percentage rent from a particular tenant, such tenant is in arrears for all or any portion if its 2005 pass-through charges (the “Pass Through Charge Arrearage”) then the Seller shall only be entitled to receive its portion of that amount of the percentage rent payment which exceeds the amount of the Pass-Through Charge Arrearage. If, on or before December 31, 2005, such tenant subsequently remits to Buyer the amount of the Pass-Through Charge Arrearage, then Buyer will pay to Seller the Seller’s remaining portion of the percentage rent payment withheld as aforesaid.

6.2.6.                     Seller shall be deemed to have retained and reserved to itself at Closing all claims against tenants or former tenants or their bankrupt estates for arrearages under any of the Leases existing at Closing or under any prior leases. The claims retained and reserved to Seller pursuant to the provisions of this Section 6.2.6 shall be limited to claims and actions for the collection of money, and at no time shall Seller have the right after the completion of Closing to seek ejectment of a tenant under any of the Leases or termination of a Lease.

6.3.                              Security Deposits.

At Closing Buyer shall receive a credit against the Purchase Price for the total sum of all tenant security deposits paid by tenants under the Leases.

6.4.                              Survival of Closing.

The obligations of Seller and Buyer in this Article 6, shall survive Closing.

ARTICLE 7
CASUALTY AND CONDEMNATION

7.1.                              Casualty.

7.1.1.                        Subject to the provisions of this Article 7, risk of loss or damage to the Real Property from fire or other casualty shall remain on Seller until Closing.

7.1.2.                        If any of the improvements included in the Real Property shall be destroyed or damaged prior to the Closing, and if either the estimated cost of repair or replacement exceeds Five Hundred Thousand Dollars ($500,000.), or the damage permits the termination of one or more of the Leases or, except to the extent affected by the matters described in Exhibit K, causes loss of parking or access, Buyer may, by written notice given to Seller within twenty (20) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect, and the Deposit shall forthwith be returned to Buyer. If Buyer does not elect to terminate this Agreement pursuant to this Section 7.1.2, or has no right to terminate this Agreement (because the damage or destruction does not exceed $500,000.00 and does not permit the termination of one or more of the Leases), or there is no loss of parking or access other than such as results from the matters described in Exhibit K hereof, and the sale of the Property is consummated, Purchaser shall receive an assignment of all insurance proceeds paid or payable to Seller by reason of such destruction or damage under Seller’s insurance policies (less amounts of insurance theretofore received and applied by Seller to costs actually incurred for restoration), together with a credit in the amount of Seller’s deductible. Seller shall not settle or release any damage or destruction claims without obtaining Buyer’s prior written consent in each case. All said insurance proceeds received by Seller by the date of Closing shall be paid by Seller to Buyer at Closing. In addition, at Closing, Seller shall pay over to Buyer and assign to Buyer, all proceeds of any rent loss insurance for the period of time commencing on the date of Closing. If the amount of said casualty or rent loss insurance proceeds is not settled by the date or Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments in order that Buyer receive all of Seller’s right, title, and interest in and under said insurance proceeds.

7.2.                              Condemnation.

If, on or prior to the Closing, any portion of the Property except as set forth on Exhibit I is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller shall give Buyer immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Buyer may by written notice to Seller given within thirty (30) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Buyer chooses to cancel this Agreement in accordance with this Section 7.2, the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect. If Buyer does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Buyer all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Buyer shall not have elected to terminate this Agreement as hereinabove provided, Purchase shall be permitted to participate in the proceedings as if Buyer were a party to the action. Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Buyer’s prior written consent thereto in each case.

ARTICLE 8

ESCROW AGENT

8.1.                              Appointment of Escrow Agent.

The parties hereby designate Chicago Title Insurance Company to serve as escrow agent hereunder (herein “Escrow Agent”).

8.2.                              Duties of Escrow Agent.

Escrow Agent shall deposit the Deposit, as received, in a federally insured account in a bank or other financial institution as directed by Buyer in the name of Escrow Agent as escrow agent. Escrow Agent shall have the right to disburse the Deposit in accordance with the terms of this Agreement and any interest earned on the deposit shall be disbursed by the Escrow Agent as directed by the Purchaser. The Escrow Agent shall have no liability to any party on account of Escrow Agent’s failure to disburse the Deposit if a dispute shall have arisen with respect to the propriety of such disbursement; and, in the event of any dispute as to who is entitled to receive the Deposit the Escrow Agent may disburse it in accordance with the final order of a court of competent jurisdiction, or may deposit the Deposit with such a court pending a final decision of such controversy (and any reasonable attorney’s fees or legal costs paid or incurred by Escrow Agent shall be out-of-pocket disbursements for which the parties shall be liable to reimburse

Escrow Agent). The parties hereto further expressly agree that Escrow Agent shall not be liable for failure of any depository and shall be otherwise liable only in the event of Escrow Agent’s gross negligence or willful misconduct.

8.3.                              Survival of Termination.

Escrow Agent’s obligations to disburse or refund the Deposit, the obligation of the parties with respect to the reimbursement of Escrow Agent’s out-of-pocket expenses and the other provisions of this ARTICLE 8 shall survive any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1.          Brokerage.

Seller and Buyer represent and warrant to each other that neither has dealt with a broker in connection with this transaction except as set forth below. Seller and Buyer each warrant and represent to the other that, except as set forth below, no agent, broker, or finder has acted for the warranting party in connection with this Agreement or is entitled to compensation on account of the transactions contemplated hereby. Seller acknowledges that it has utilized the services of Trammell Crow Company in connection with this transaction, and shall pay all brokerage commissions for the services of Trammell Crow Company. The obligations of the parties pursuant to this Section 9.1 shall survive Closing hereof and any termination hereof.

9.2.          Remedies Upon Default.

9.2.1.                           Buyer and Seller agree that it would be impracticable and difficult to ascertain the actual damages which would be suffered by Seller if Buyer wrongfully fails to consummate the purchase and sale contemplated herein. Buyer and Seller have carefully considered the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the Seller’s performance hereunder, and the other damages, general and special, which Buyer and Seller realize and recognize Seller will sustain but which cannot be calculated with certainty. Based on all those considerations, Buyer and Seller have agreed that the damage to Seller from an uncured breach by Buyer of its obligation to complete Closing would reasonably be expected to equal the amount of the Deposit. Accordingly, if all conditions precedent to Buyer’s obligation to consummate the transactions herein contemplated have been waived by Buyer or satisfied, but Buyer does not timely complete Closing, and if Buyer fails to cure such breach or default within ten (10) days after written notice thereof from Seller, the Seller shall as its sole and exclusive remedy, be entitled to be paid, and to retain, the Deposit as full and complete liquidated damages. Thereafter, this Agreement shall terminate, and the parties hereto shall have no further rights or obligations to each other under this Agreement, either at law or in equity or otherwise, except that the obligations of Buyer pursuant to the provisions of Section 2.1.1(c)(ii) shall continue in full force and effect.

9.2.2.                           If all conditions precedent to Seller’s obligations to consummate the transactions herein contemplated have been waived by Seller or satisfied and if Buyer has materially performed its covenants and obligations and is not otherwise in material default hereunder, but Seller has breached its covenants, warranties, representations, agreements, undertakings, or obligations or is otherwise in default hereunder and, as a result, is unable to consummate the purchase and sale contemplated herein at Closing and if Seller fails to cure such breach or default within thirty (30) days after notice thereof from Buyer, or if all conditions precedent to Buyer’s obligation to consummate the transactions herein contemplated have not been waived by Buyer or satisfied, then the sole and exclusive remedies of Buyer shall be either to terminate this Agreement by giving Seller written notice of termination, in which event the Deposit shall be forthwith returned to Buyer, and the parties hereto shall have no further rights or obligations to each other under this Agreement, either at law or in equity or otherwise, or to waive such breach, failure to satisfy condition(s) precedent or default and bring an action against Seller for specific performance of its obligations hereunder to sell and convey the Property to Buyer.

9.3.          Indemnification.

9.3.1.                       Buyer and Seller each agree to indemnify and hold the other harmless from and against all claims, demands, debts, dues, liabilities, actions, causes of action, costs, and expenses (including reasonable attorneys’ fees) that may be asserted against or paid or incurred by the indemnified party for, on account of, or in connection with any breach by the indemnifying party of its payment obligations and/or warranties and representations contained in Section 9.1.

9.3.2.                       The indemnity contained in this Section 9.3 shall survive Closing or any sooner termination of this Agreement.

9.4.          Amendment.

This Agreement may not be modified, amended, or discharged, and no provision hereof may be waived, except by an instrument in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge, or waiver is sought.

9.5.          Notices.

All notices, waivers, approvals, consents, demands, requests, or other communications (collectively, “Notices”) which may be or are required to be given, served, or sent by any party hereto to the other party hereto pursuant to, or in connection with, this Agreement shall be in writing and shall be hand delivered, sent by Federal Express, or similar overnight service, or mailed by first class, registered, or certified mail, return receipt requested, or transmitted by telegram, telex, or telecopy, addressed as follows:

If to Seller:                                                                                       Eastern Retail Holdings Limited

Partnership

1600 Market Street, Suite 1310

Philadelphia, PA 19103-7501

att: Benjamin A. Suit

Fax #215-446-8101

With a copy to:                                                             John S. Randolph, Jr., Esq.

555 Croton Road

Suite 120

King of Prussia, PA 19406-3176

Fax #610-337-8281

If to Buyer:                                                                                    Inland Real Estate Acquisitions, Inc.

501C Manatee Avenue West

Holmes Beach, Florida 34217

Attn: Steven Sanders

Phone: (941) 779-1000

Fax: (941) 779-2000

With a copy to:                                                             The Inland Real Estate Group, Inc.

Law Department

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: Dennis K. Holland, Esq.

Phone: (630) 218-8000

Fax: (630) 218-4900

If to Escrow Agent:                                        Chicago Title Insurance Company

171 N. Clark Street

Chicago, Illinois

Attn: Ms. Nancy Castro

Phone: (312) 223-3909

Fax: (312) 223-2108

Each party may designate by Notice in writing, at least five (5) business days before its effective date, a new address or addressee to which any Notice may thereafter be given, served, or sent. Each Notice which is given, served, or sent in the manner specified in this Section 9.5 shall be deemed to have been given and received as of the date it is delivered or as of the date on which delivery is refused or unclaimed by the addressee upon presentation. Notices may be given, served or sent by registered or certified mail, by express mail delivery or by facsimile transmission.

9.6.          Assignment.

Buyer shall have the right to assign this Agreement without Seller’s consent to an entity in which either it, Inland Western Retail Real Estate Trust, Inc., or an affiliate of either is a managing member or general partner. Otherwise, Buyer shall have no right to assign this Agreement unless Seller’s prior written consent is obtained.

9.7.          Parties Bound.

All terms, conditions, covenants, warranties, representations, agreements, undertakings, and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

9.8.          Time of Essence.

TIME IS OF THE ESSENCE OF THIS AGREEMENT.

9.9.          Waiver.

Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder.

9.10.        Construction.

Buyer and Seller acknowledge that they both participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one of such parties than against the other.

9.11.        Entire Agreement.

This Agreement, including the Exhibits which are an integral part hereof, constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein. No agreements, representations, or warranties have been made by Buyer or Seller except as specifically set forth in this Agreement, and in particular, no oral or written expression, or non-verbal conduct of a person intended by such person as a substitute for oral or written expression, will be attributed to Buyer or Seller as an agreement or a warranty or representation, except as specifically set forth in this Agreement. The provisions of this Section 9.11 shall survive Closing or a termination of this Agreement.

9.12.        Pronouns.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

9.13.        Headings.

Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.14.        Applicable Law.

This Agreement shall be given effect and construed by application of the law of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws.

9.15.        Covenant Against Recording.

This Agreement shall not be recorded in any public record, and neither party shall cause to be recorded a notice of the existence of this Agreement, or any other writing asserting an interest in the Property prior to the Closing. Any recordation in violation of this Section 9.15 shall relieve the non-recording party from any further obligation, and shall entitle that party to resort to the remedies provided in Section 9.2.

9.16.        Computation of Time.

In computing any time for giving Notices or other period of time prescribed or allowed by any provision of this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday, or a legal holiday in Philadelphia, Pennsylvania in which event the period runs until the end of the next day which is not a Saturday, Sunday or legal holiday. Unless otherwise specified herein, all notice or other periods expire as of 5:00 p.m., eastern standard time on the last day of the notice or other period.

9.17.        Counterparts.

This Agreement may be executed in counterparts by the parties, each of which shall be deemed an original document, and all of which together shall be considered a single document.

9.18.        Waiver of Tender.

The tender of an executed Deed by Seller and the tender by Buyer of the Purchase Price at Closing are hereby mutually waived; but nothing herein contained shall be construed as a waiver of Seller’s obligation to deliver the Deed and/or of the concurrent obligation of Buyer to pay the Purchase Price at Closing.

9.19.        Condition of Property.

Except as explicitly otherwise provided in the Agreement, the Property shall be conveyed to Buyer “AS IS, WHERE IS”, without any representation or warranty of title or conditions of the Property, either express or implied.

9.20.        Withholding on Sales of Real Property

Seller is hereby advising Buyer that South Carolina law and Georgia law will require Buyer to withhold from the sales proceeds an amount equal to state income taxes from the sale of the Property, and to remit the withheld amount to the applicable state taxing authorities unless the Seller can qualify as a “deemed resident” of the state in question. Seller and Buyer will cooperate with each other to assure that the withholding requirements, if any, of each state are complied with.

(Signature Page on Following Page)

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed and delivered as of the date first above written.

WITNESSES:	SELLER:	EASTERN RETAIL HOLDINGS LIMITED PARTNERSHIP
		By:	LMRES Real Estate Advisers, Inc., general partner

By:
Vice President

	BUYER:	INLAND REAL ESTATE ACQUISITIONS, INC.

		By:	/s/ [ILLEGIBLE]
/s/ [ILLEGIBLE]		Its:	President

	ESCROW	CHICAGO TITLE INSURANCE
	AGENT:	COMPANY

By:
Its: